Exhibit 2.2
EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
     This Voting and Support Agreement (“Support Agreement”) is entered into as of December 12, 2010, by and between Dell International L.L.C., a Delaware limited liability company (“Parent”), and _________________ (“Stockholder”).
Recitals
     A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of Compellent Technologies, Inc., a Delaware corporation (the “Company”).
     B. Parent, Dell Trinity Holdings Corp., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).
     C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive $27.75 in cash, except as otherwise provided in the Merger Agreement.
     D. Stockholder is entering into this Support Agreement in order to induce Parent to enter into the Merger Agreement.
AGREEMENT
     The parties to this Support Agreement, intending to be legally bound, agree as follows:
SECTION 1. CERTAIN DEFINITIONS
     For purposes of this Support Agreement:
     (a) The terms “Acquired Corporations,” “Acquisition Inquiry,” “Acquisition Proposal,” “Acquisition Transaction,” “Affiliate,” “Company Common Stock,” “Person” and “Triggering Event,” and other capitalized terms not defined in this Support Agreement, shall have the respective meanings assigned to those terms in the Merger Agreement.
     (b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.
     (c) “Proxy Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Proxy Expiration Date shall be the date that is 275 days after the termination of the Merger Agreement if the Merger Agreement (A) is validly terminated pursuant to Section 8.1(b) or Section 8.1(d) of the Merger Agreement, and an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made at or prior to the termination of the Merger Agreement; or (B) is validly terminated at any time after the occurrence of a Triggering Event.

     (d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Support Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Support Period.
     (e) “Support Period” shall mean the period commencing on (and including) the date of this Support Agreement and ending on (and including) the Proxy Expiration Date.
     (f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.
SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS
     2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Support Period, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.
     2.2 Restriction on Transfer of Voting Rights. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.
     2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; or (b) if Stockholder is a limited partnership, to one or more partners of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Support Agreement.
SECTION 3. VOTING OF SHARES
     3.1 Voting Covenant. Stockholder hereby agrees that, during the Support Period, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:
     (a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, and (ii) each of the other Contemplated Transactions;

     (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and
     (c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any other Acquired Corporation; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any other Acquired Corporation outside the ordinary course of business; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws relating directly or indirectly to, or having the effect of facilitating, an extraordinary corporate transaction; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger, any of the other Contemplated Transactions or any of the actions contemplated by this Support Agreement.
During the Support Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.
     3.2 Proxy; Further Assurances.
     (a) Contemporaneously with the execution of this Support Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Support Agreement as Exhibit 2, which shall be irrevocable (at all times prior to the Proxy Expiration Date) to the fullest extent permitted by law with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit 2) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder.
     (b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Support Agreement.
     (c) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Support Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.
SECTION 4. WAIVER OF APPRAISAL RIGHTS
     Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.
SECTION 5. CERTAIN COVENANTS
     Stockholder agrees that, during the Support Period, Stockholder shall not directly or indirectly, and shall ensure that each of Stockholder’s Representatives and Affiliates does not directly or indirectly:

     (a) solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;
     (b) furnish or otherwise provide access to any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;
     (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;
     (d) make any disclosure or communication to any Person (other than Stockholder or any Representative of Stockholder) (i) of or with respect to any non-public information relating to the Merger, any of the other Contemplated Transactions, this Support Agreement, the Merger Agreement or any Acquisition Proposal or Acquisition Inquiry (without Parent’s prior written approval) or (ii) indicating that Stockholder does not fully support the Merger or any of the Contemplated Transactions, unless: (A) Stockholder shall have been advised by Stockholder’s outside legal counsel that such disclosure or communication is required by applicable law; and (B) prior to making such disclosure or communication, Stockholder shall have provided Parent with reasonable (and in no event less than 48 hours’) advance written notice of Stockholder’s intent to make such disclosure or communication, the content of such disclosure or communication and the identities of the Persons to which such disclosure or communication is intended to be made;
     (e) support, endorse, approve, adopt or accept any Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle or Contract constituting or relating directly or indirectly to any Acquisition Proposal or Acquisition Transaction;
     (f) take any action that could result in the revocation or invalidation of the Proxy or that is reasonably determined by Parent to suggest that Stockholder no longer supports the Merger; or
     (g) agree or publicly propose to take any of the actions referred to in this Section 5 or otherwise prohibited by this Support Agreement.
Stockholder shall immediately cease and discontinue any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.
SECTION 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
     Stockholder hereby represents and warrants to Parent as follows:
     6.1 Authorization, etc. Stockholder has the authority and legal capacity to execute and deliver this Support Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Support Agreement and the Proxy have been duly authorized, executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a limited partnership, then Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Stockholder and its Representatives have reviewed and understand the terms of this Support Agreement and the Merger Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Support Agreement.

     6.2 No Conflicts or Consents.
     (a) The execution and delivery of this Support Agreement and the Proxy by Stockholder do not, and the performance of this Support Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected in any material respect; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any material Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.
     (b) The execution and delivery of this Support Agreement and the Proxy by Stockholder do not, and the performance of this Support Agreement and the Proxy by Stockholder will not, require any Consent of any Person. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person. No Consent of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery or performance of this Support Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Support Agreement.
     6.3 Title to Securities. As of the date of this Support Agreement: (a) Stockholder holds of record, free and clear of any Encumbrances, the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on Exhibit 1 to this Support Agreement; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on Exhibit 1 to this Support Agreement; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on Exhibit 1 to this Support Agreement; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on Exhibit 1 to this Support Agreement.
     6.4 Accuracy of Representations. The representations and warranties contained in this Support Agreement are accurate and complete in all respects as of the date of this Support Agreement, and will be accurate in all respects at all times through and including the Proxy Expiration Date as if made as of any such time or date.
     6.5 Brokers. No financial advisor, investment banker, broker, finder, agent or other Person is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Support Agreement based upon arrangements made by or on behalf of Stockholder.
     6.6 Merger Agreement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Support Agreement.

SECTION 7. ADDITIONAL COVENANTS OF STOCKHOLDER
     7.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Support Agreement.
     7.2 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Support Agreement.
     7.3 Legends. If requested by Parent, immediately after the execution of this Support Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Proxy Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:
THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AND SUPPORT AGREEMENT DATED AS OF DECEMBER 12, 2010 AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.
SECTION 8. MISCELLANEOUS
     8.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Support Agreement, and Parent’s rights and remedies with respect thereto, shall survive the Proxy Expiration Date.
     8.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Support Agreement shall be paid by the party incurring such costs and expenses.
     8.3 Notices. Each notice, request, demand or other communication under this Support Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (Texas time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Texas time) and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):
     if to Stockholder:
at the address set forth on Exhibit 1 to this Support Agreement;

     and if to Parent:
Dell International L.L.C.
One Dell Way, RR1-33
Round Rock, Texas 78682-8033
Attention: Janet B. Wright
Email: Dell_Corporate_Legal_Notices@Dell.com
         if sent other than by email, with a copy to:
         Dell_Corporate_Legal_Notices@Dell.com
     8.4 Severability. Any term or provision of this Support Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Support Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
     8.5 Entire Agreement. This Support Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto. Dell Inc. shall be a third party beneficiary of this Agreement and shall be entitled to exercise and enforce all rights and remedies that Parent may exercise and enforce under this Agreement as if Dell Inc. were itself a party to this Agreement. No addition to or modification of any provision of this Support Agreement shall be binding upon either party unless made in writing and signed by both parties. No agreement, understanding or arrangement of any nature regarding the subject matter of this Support Agreement shall be deemed to exist between Parent and Stockholder unless and until this Support Agreement has been duly and validly executed on behalf of both parties.
     8.6 Assignment; Binding Effect. Except as provided herein, neither this Support Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Support Agreement shall be binding upon Stockholder, Stockholder’s successors and assigns and, if Stockholder is an individual, Stockholder’s heirs, estate, executors and personal representatives. This Support Agreement shall inure to the benefit of Parent and Dell Inc. and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Support Agreement, this Support Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Support Agreement, expressed or implied, is intended to confer on any Person, other than Parent and Dell Inc. and their respective successors and assigns, any rights or remedies of any nature.

     8.7 No Limitations on Remedies. Nothing in this Support Agreement, in the Merger Agreement or in any other agreement shall limit any of the monetary, equitable or other remedies that Parent or Dell Inc. may exercise in the event of any breach or threatened breach of this Agreement by Stockholder. Without limiting the generality of the foregoing, nothing in this Support Agreement, in the Merger Agreement or in any other agreement shall limit the right of Parent or Dell Inc. to seek and recover all damages it may sustain or incur as a direct or indirect result of, or otherwise in connection with, any breach of this Support Agreement by Stockholder.
     8.8 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Support Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.
     8.9 Actions of Representatives. Stockholder acknowledges and agrees that any action inconsistent with any provision of this Support Agreement that is taken by any Representative, partner, member or Affiliate of Stockholder shall be deemed to constitute a breach of such provision by Stockholder.
     8.10 Specific Performance. Stockholder agrees that irreparable damage would occur in the event that any of the provisions of this Support Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Support Agreement or in the Proxy, Parent shall be entitled, without proof of actual damages (in addition to any other remedy that may be available to it, including monetary damages), to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10. and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     8.11 Non-Exclusivity. The rights and remedies of Parent under this Support Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Support Agreement, and the obligations and liabilities of Stockholder under this Support Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable Legal Requirements.
     8.12 Governing Law; Jurisdiction; Waiver of Jury Trial.
     (a) This Support Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Support Agreement or any of the transactions contemplated by this Support Agreement, each party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each party irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District

of Delaware); (b) agrees that such party will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that such party will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each party agrees that such party will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to either party’s address and in the manner set forth in Section 8.3 shall be effective service of process for any such action.
     (b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUPPORT AGREEMENT OR THE PROXY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPORT AGREEMENT OR ANY OF THE ACTIONS CONTEMPLATED BY THIS SUPPORT AGREEMENT OR RELATING TO THE PROXY. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER. EACH PARTY FURTHER ACKNOWLEDGES, AGREES AND CERTFIES THAT: (i) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (ii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY; AND (iii) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUPPORT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(b)
     8.13 Counterparts. This Support Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Support Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Support Agreement.
     8.14 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Support Agreement or the enforcement of any provision of this Support Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     8.15 Waiver. No failure or the part of Parent to exercise any power, right, privilege or remedy under this Support Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Support Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Support Agreement, or any power, right, privilege or remedy of Parent under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     8.16 Termination. This Support Agreement and all rights and obligations of the parties hereunder, including the Proxy, shall terminate, and no party shall have any rights or obligations hereunder and this Support Agreement shall become null and void on, and have no further effect after, the Proxy Expiration Date. Nothing in this Section 8.16 shall relieve any party from any liability for any breach of this Support Agreement prior to its termination.

     8.17 Construction.
     (a) For purposes of this Support Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
     (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Support Agreement.
     (c) As used in this Support Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
     (d) Unless otherwise indicated or the context otherwise requires: (i) all references in this Support Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Support Agreement and Exhibits to this Support Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.
     (e) The captions contained in this Support Agreement are for convenience of reference only, shall not be deemed to be a part of this Support Agreement and shall not be referred to in connection with the construction or interpretation of this Support Agreement.
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     Parent and Stockholder have caused this Support Agreement to be executed as of the date first written above.

Dell International L.L.C.

By

Title

Stockholder

Signature

Printed Name

Address:

Facsimile:

Email:

Exhibit 1
Ownership of Securities

Name and Address of Stockholder	Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Exhibit 2
Form of Irrevocable Proxy
     The undersigned stockholder (the “Stockholder”) of Compellent Technologies, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Chris Kleiman, Nathan Brunner, Scott Depta and Dell International L.L.C., a Delaware limited liability company (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.
     This proxy is irrevocable, shall survive the Stockholder’s death, liquidation or termination, is coupled with an interest and is granted in connection with, and as security for, the Voting and Support Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Dell Trinity Holdings Corp., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Proxy Expiration Date (as defined in the Support Agreement).
     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until (and including) the Proxy Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any action by written consent of stockholders of the Company:
     (i) in favor of (A) the merger contemplated by the Merger Agreement (the “Merger”), the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, (B) each of the other actions contemplated by the Merger Agreement and (C) any action in furtherance of any of the foregoing;
     (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and
     (iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any direct or indirect subsidiary of the Company outside the ordinary course of business; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any direct or indirect subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws relating directly or indirectly to, or having the effect of facilitating, any extraordinary corporate transaction; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreement.
     The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.
     This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).
     Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Dated: December 12, 2010

Stockholder

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy: